Exhibit 99.1 PRESS RELEASE

Paula Volent and Sandy Rattray Appointed to MSCI Inc. Board of Directors

New York, NY – January 30, 2020 – MSCI Inc. (NYSE: MSCI), a leading provider of critical decision support tools and services for the global investment community, announced today that Paula Volent and Sandy C. Rattray have been appointed to serve as independent directors of MSCI’s Board of Directors (the “Board”).  Their appointments will be effective February 26, 2020. These appointments increase the Board from ten to twelve directors.

“As we pursue our mission of enabling investors to build better portfolios for a better world, we are incredibly excited to welcome to our Board Paula and Sandy, both of whom have extensive experience in the investment industry. Their global experience and expertise across diverse asset classes and emerging industry trends, including technological innovation, will further strengthen our Board’s breadth of talent.” said Henry A. Fernandez, MSCI’s Chairman and Chief Executive Officer.

“Paula is well versed in multi-asset class investments and asset allocation as demonstrated by her excellent track record managing a sophisticated endowment, and will help us further build our asset owner strategy. With his extensive asset management career and expertise in derivatives trading and volatility indexes, Sandy will be able to provide insights into the many use cases for indexes and the importance of risk management for our clients. I am confident they will provide diverse and valuable perspectives as we execute our strategy and drive long-term shareholder value,” added Mr. Fernandez.

Paula Volent.  Ms. Volent is currently the Senior Vice President for Investments and Chief Investment Officer at Bowdoin College, a role she has held since 2006. She previously served as Vice President for Investments at Bowdoin College from 2002 to 2006, and Associate Treasurer at Bowdoin College from 2000 to 2002. Prior to joining Bowdoin College in 2000, Ms. Volent served as a Senior Associate at the Yale Investments Office and before focusing on endowment management, she worked as a paper conservator. She holds a Master of Business Administration from Yale School of Management, a Master of Arts from the Institute of Fine Arts, New York University and a Bachelor of Arts from the University of New Hampshire.

Sandy C. Rattray.  Mr. Rattray is currently the Chief Investment Officer of Man Group plc, a position he has held since 2017. He previously served as Chief Executive Officer of Man AHL from 2013 to 2017, and Chief Investment Officer of Man Systematic Strategies from 2010 to 2013. Prior to holding such positions, he held several other senior leadership positions at Man Group. Before joining GLG Partners, which was later acquired by Man Group, in 2007, he spent 15 years at Goldman Sachs where he held various positions, including Managing Director and head of the Fundamental Strategy Group. Mr. Rattray also sits on the MSCI Advisory Council. He holds a Master’s Degree in Natural Sciences and Economics from the University of Cambridge and a Licence Spéciale from the Université Libre de Bruxelles.

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About MSCI Inc.

MSCI is a leading provider of critical decision support tools and services for the global investment community. With over 45 years of expertise in research, data and technology, we power better investment decisions by enabling clients to understand and analyze key drivers of risk and return and confidently build more effective portfolios. We create industry-leading research-enhanced solutions that clients use to gain insight into and improve transparency across the investment process. To learn more, please visit www.msci.com. MSCI#IR

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Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to future events or to future financial performance and involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these statements. In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” or the negative of these terms or other comparable terminology. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond MSCI’s control and that could materially affect actual results, levels of activity, performance or achievements.

Other factors that could materially affect actual results, levels of activity, performance or achievements can be found in MSCI’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 filed with the Securities and Exchange Commission (“SEC”) on February 22, 2019 and in quarterly reports on Form 10-Q and current reports on Form 8-K filed or furnished with the SEC. If any of these risks or uncertainties materialize, or if MSCI’s underlying assumptions prove to be incorrect, actual results may vary significantly from what MSCI projected. Any forward-looking statement in this press release reflects MSCI’s current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to MSCI’s operations, results of operations, growth strategy and liquidity. MSCI assumes no obligation to publicly update or revise these forward-looking statements for any reason, whether as a result of new information, future events, or otherwise, except as required by law.